Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-198735

GS Finance Corp. $50,000,000 Callable Equity-Linked Notes due 2023 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest.  The amount that you will be paid on your notes on the redemption date or the stated maturity date (June 9, 2023), as applicable, is based on the exchange value of the common stock of Archer-Daniels-Midland Company, as determined, respectively, on the redemption notice date or, for purposes of payment on the stated maturity date, on the determination date (June 6, 2023).  The exchange value for each $1,000 face amount of your notes on any trading day will be the product of the exchange rate of 20.9086 times the closing price of the index stock on such trading day, subject to any adjustments as described elsewhere in this prospectus supplement.

We may redeem your notes, in whole, but not in part, on any business day on or after June 10, 2019 for an amount in cash for each $1,000 face amount of your notes equal to the greater of (i) the exchange value on the redemption notice date and (ii) $1,000.

Unless the notes are redeemed by us, the cash settlement amount for each $1,000 face amount of your notes you will be paid on the stated maturity date will be an amount in cash equal to the greater of (i) the exchange value on the determination date and (ii) $1,000.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page S-9.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $987 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	June 9, 2016	Original issue price:	100% of the face amount
Underwriting discount:	0.40% of the face amount	Net proceeds to the issuer:	99.60% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.  The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Supplement No. 435 dated June 2, 2016.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of GS Finance Corp., may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is equal to approximately $987 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $990 per $1,000 face amount, which exceeds the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through December 9, 2018.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.  This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                                          Prospectus supplement dated December 22, 2015

•                                          Prospectus dated December 22, 2015

The information in this prospectus supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below and under “Specific Terms of Your Notes” on page S-17. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated December 22, 2015, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Issuer:  GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Index stock :  common stock of Archer-Daniels-Midland Company (Bloomberg ticker “ADM UN”)

Index stock issuer:  Archer-Daniels-Midland Company

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount equal to $1,000; $50,000,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:  $1,000 or integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount:  the amount we will pay you on the redemption date or the stated maturity date, as the case may be, for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the redemption date or the stated maturity date, as the case may be, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount” on page S-11 of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences:  The notes will be treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under this treatment, it is the opinion of Sidley Austin LLP that if you are a U.S. individual or taxable entity, you generally should be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes. In addition, any gain you may recognize on the sale, exchange, redemption or maturity of the notes will be taxed as ordinary interest income. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to the greater of (i) the exchange value on the determination date and (ii) $1,000

Trade date:  June 2, 2016

Original issue date (settlement date): June 9, 2016

Stated maturity date:  June 9, 2023, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-18

Determination date: June 6, 2023, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-18

Exchange value:  for each $1,000 face amount of your notes, the product of the closing price of the index stock on the relevant date times the exchange rate, subject to adjustment as provided under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-19.  The closing price of the index stock will be determined as of (1) the redemption notice date, for purposes of an exercise of our redemption right and (2) the determination date, for purposes of payment on the stated maturity date

Exchange rate:  20.9086, subject to adjustment as provided under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-19

Redemption right: we may redeem your notes, in whole, but not in part, on any business day on or after June 10, 2019 for an amount in cash for each $1,000 face amount of your notes equal to the greater of (i) the exchange value on the redemption notice date and (ii) $1,000, as described under “Specific Terms of Your Notes — Our Redemption Right” on page S-19

Redemption notice date: the date on which we give the holder of the notes notice of our exercise of our redemption right, which will be at least five scheduled business days but not more than fifteen scheduled business days prior to the redemption date, as described under “Specific Terms of Your Notes — Our Redemption Right” on page S-19 and subject to postponement as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day — Upon an Exercise of Our Redemption Right” on page S-19

Redemption date: the date specified in the redemption notice we deliver to the holder of the notes, subject to postponement as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day — Upon an Exercise of Our Redemption Right” on page S-19

Initial index stock price:  $43.43 (which is lower than the actual closing price of the index stock on the trade date, which is $43.47)

Closing price:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Closing Price” on page S-26

No interest:  the notes do not bear interest

No listing:  the notes will not be listed on any securities exchange or interdealer market quotation system

CUSIP no.:  40054KDT0

ISIN no.:  US40054KDT07

Calculation agent:  Goldman, Sachs & Co. (“GS&Co.”)

Business day:  as described on page S-26

Trading day:  as described on page S-26

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing prices of the index stock on the determination date could have on the cash settlement amount and return at maturity on your investment in the notes, in each case, assuming that we have not exercised our redemption right and all other variables remain constant.

The hypothetical examples below are based on a range of closing prices of the index stock on the determination date that are entirely hypothetical; no one can predict what the index stock price will be on any day throughout the life of your notes, and no one can predict what the closing price of the index stock will be on the determination date.  The price of the index stock has been highly volatile — meaning that the price has changed considerably in relatively short periods — in the past and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the index stock, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-9 of this prospectus supplement.  The information in the examples also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Exchange rate	20.9086

Initial index stock price	$43.43

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting the index stock or the exchange rate

Notes purchased on original issue date at the face amount and held to the stated maturity date

We have not exercised our redemption right

For these reasons, the actual performance of the index stock over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical prices of the index stock shown elsewhere in this prospectus supplement.  For more information about the closing price of the index stock during recent periods, see “The Index Stock — Historical Closing Prices of the Index Stock” below.  Before investing in the offered notes, you should consult publicly available information to determine the prices of the index stock between the date of this prospectus supplement and the date of your purchase of the offered notes.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stock.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stock.

The prices in the left column of the table below represent hypothetical closing prices of the index stock on the determination date, expressed as percentages of the initial index stock price. The amounts in the right column represent the hypothetical cash settlement amounts based on the corresponding hypothetical closing price (expressed as a percentage of the initial index stock price), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical closing price of the index stock on the determination date (expressed as a percentage of the initial index stock price) and the assumptions noted above.

The Notes Have Not Been Redeemed

Hypothetical Closing Prices of the Index Stock on the Determination Date (as	Hypothetical Cash Settlement Amount at Maturity if the Notes Have Not Been Redeemed (as
Percentage of Initial Index Stock Price)	Percentage of Face Amount)
175.000%	158.911%
150.000%	136.209%
140.000%	127.128%
130.000%	118.048%
120.000%	108.967%
110.125%	100.000%
110.000%	100.000%
105.000%	100.000%
100.000%	100.000%
99.000%	100.000%
98.000%	100.000%
95.000%	100.000%
90.000%	100.000%
50.000%	100.000%
25.000%	100.000%
0.000%	100.000%

If, for example, the notes have not been redeemed and the closing price of the index stock on the determination date was determined to be 175.000% of the initial index stock price, the cash settlement amount that we would deliver on your notes at maturity would be approximately 158.911% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would benefit from any increase in the index stock price over approximately 110.125% of the initial index stock price.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the index stock that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-11.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the United States income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual closing price of the index stock on the determination date or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the index stock price and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual closing price of the index stock determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus and in the accompanying prospectus supplement. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus and the accompanying prospectus supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stock. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the index stock, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer – Guarantee by the Goldman Sachs Group, Inc.” on page 33 of the accompanying prospectus.

The Price of the Index Stock Will Have to Increase Substantially Over the Initial Index Stock Price In Order for the Cash Settlement Amount to Exceed the $1,000 Face Amount

We will calculate the cash settlement amount for each $1,000 face amount of your notes based on the exchange rate and the closing price of the index stock on the determination date, subject to anti-dilution adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” below.  Because the exchange rate is 20.9086, and assuming the exchange rate will not be subject to adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” below, the closing price of the index stock on the determination date will have to increase substantially over the initial index stock price in order for the cash settlement amount to exceed the $1,000 face amount.  As explained under “Specific Terms of Your Notes” below, unless the exchange value on the determination date is greater than $1,000, the cash settlement amount payable on your notes on the stated maturity date (assuming we have not exercised our redemption right) for each $1,000 face amount of your notes will be $1,000. Similarly, the closing price of the index stock required for the exchange value on any redemption notice date to exceed $1,000 is substantially higher than the initial index stock price.  There is no assurance that the closing price of the index stock will increase to that extent on the redemption notice date or the determination date.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes.  Even if the amount payable on your notes on the redemption date or the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

We Are Able to Redeem Your Notes at Our Option

We may redeem your notes, in whole, but not in part, on any business day on or after June 10, 2019 for an amount in cash for each $1,000 face amount of your notes equal to the greater of (i) the exchange value on the redemption notice date and (ii) $1,000. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity and we may or may not exercise this option for any reason.  Because of this redemption option, the term of your notes could be anywhere between approximately three and seven years.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount

The amount you will be paid for your notes on the redemption date or the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the redemption date or the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the redemption date or the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Amount Payable on Your Notes Will Not Be Affected by the Closing Price of the Index Stock on Any Date Other Than the Redemption Notice Date or the Determination Date, as Applicable

The exchange value, and therefore the amount payable on your notes, will be based on the closing price of the index stock on the redemption notice date or the determination date, as applicable.  Although the closing price of the index stock on the redemption date, the stated maturity date or at other times during the life of your notes may be higher than the closing price of the index stock on the relevant redemption notice date or the determination date, you will not benefit from the closing price of the index stock at any time other than on the relevant redemption notice date or the determination date, as applicable.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                  the market price of the index stock;

•                  the volatility (i.e., the frequency and magnitude of changes) in the market price of the index stock;

•                  the dividend rate of the index stock;

•                  economic, financial, regulatory, political, military and other events that affect stock markets generally and the market segment of which the index stock is a part, and which may affect the price of the index stock;

•                  other interest rates and yield rates in the market;

•                  the time remaining until your notes mature; and

•                  our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction.  If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the index stock based on its historical performance.  The actual price of the index stock over the life of your notes may bear little or no relation to the historical closing prices of the index stock or to the hypothetical examples shown elsewhere in this prospectus supplement.

If the Market Price of the Index Stock Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the index stock. Changes in the market price of the index stock may not result in a comparable change in the market value of your notes.  We discuss some of the reasons for this disparity under “—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

We Will Not Hold Shares of the Index Stock for Your Benefit

The indenture governing your notes does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey a share or shares of the index stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the index stock for your benefit in order to enable you to exchange your notes for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any shares of the index stock owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Have No Shareholder Rights or Rights to Receive the Index Stock

Investing in the notes will not make you a holder of the index stock. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stock. Your notes will be paid in cash, and you will have no right to receive delivery of any shares of index stock.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the index stock or other similar securities, which may adversely impact the market for or value of your notes.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the index stock.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index stock, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to changes in the price of the index stock.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the prices of the index stock — directly or indirectly by affecting the price of the index stock — and therefore the market value of your notes and the amount we will pay on your notes on the redemption date or at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients or counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index stock.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the index stock, securities and instruments similar to or linked to the foregoing or the currencies in which it is denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of the index stock in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the index stock or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index stock, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Issuer of the Index Stock or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the issuer of the index stock, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the index stock and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the index stock, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index stock, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Past Performance of the Index Stock Is No Guide to Future Performance of the Index Stock

The actual performance of the index stock, as well as the amount payable on the redemption date or the stated maturity date, may bear little or no relation to the historical closing prices of the index stock set forth below under “The Index Stock — Historical Closing Prices of the Index Stock” or to the hypothetical examples shown elsewhere in this prospectus supplement.  You cannot predict the future prices of the index stock based on its historical fluctuations.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive on the Redemption Date or the Stated Maturity Date, as Applicable

As calculation agent for your notes, GS&Co. have discretion in making various determinations that affect your notes, including determining: whether and how to make anti-dilution adjustments to the exchange rate and the reference amount; the closing price of the index stock on any given trading day; the cash settlement amount; the exchange value; and whether to postpone the determination date (and, if applicable, the stated maturity date) and the redemption notice date (and, if applicable, the redemption date).  See “Specific Terms of Your Notes— Anti-dilution Adjustments” and “Specific Terms of Your Notes — Special Calculation Provisions” below.  The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest.  We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

There Is No Affiliation Between the Index Stock Issuer and Us

Goldman Sachs is not affiliated with the index stock issuer. As discussed above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuer. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the index stock issuer.  You, as an investor in your notes, should make your own investigation into the index stock issuer. See “The Index Stock” below for additional information about the index stock.

The index stock issuer is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes. Thus, the index stock issuer does not have any obligation to take your interests into consideration for any reason, including in taking or not taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes.  Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

You Have Limited Anti-dilution Protection

GS&Co., as calculation agent for your notes, will adjust the exchange rate for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the index stock issuer’s, or the issuer of any distribution property’s, capital structure, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the index stock. For example, the calculation agent will not adjust the exchange rate for events such as an offering of the index stock for cash by the index stock issuer, a tender or exchange offer for the index stock at a premium to its then-current market price by the index stock issuer or a tender or exchange offer for less than all outstanding shares of the index stock issuer by a third party.  In addition, the calculation agent will not adjust the exchange rate for regular cash dividends.  The calculation agent will determine in its sole discretion whether to make adjustments with respect to certain corporate or other events as described under “Specific Terms of Your Notes — Anti-dilution Adjustments — Reorganization Events” below.  Those events or other actions by the index stock issuer or a third party may nevertheless adversely affect the market price of the index stock and, therefore, adversely affect the market value of your notes.

The Calculation Agent Can Postpone the Redemption Notice Date or the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or Is Continuing

If the calculation agent determines that a market disruption event has occurred or is continuing on any day on which we seek to exercise our redemption right, or such day is not a trading day, the redemption notice date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, subject to limitations on postponement described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

In addition, if the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing with respect to the index stock or that day is not a trading day, the determination date will be postponed to the first following trading day on which no market disruption event occurs or is continuing, subject to limitations on postponement described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” below.

As a result of the foregoing, the redemption date or the stated maturity date for your notes, as applicable, may also be postponed as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below. In such a case, you may not receive the cash we are obligated to pay on the redemption date or the stated maturity date, as applicable, until several days after the originally scheduled redemption date or stated maturity date, as applicable.

Moreover, if the closing price of the index stock is not available on the last possible redemption notice date or the determination date, as applicable, because of a market disruption event, a non-trading day or for any other reason (other than any dilution event), the calculation agent will determine the closing price of the index stock as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes.  Under this treatment, if you are a U.S. individual or taxable entity, you generally should be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you generally will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange, redemption or maturity of the notes will be taxed as ordinary interest income.  If you are a secondary purchaser of the notes, the tax consequences to you may be different.  Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 22, 2015, and references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated December 22, 2015, for Medium-Term Notes, Series E, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series E”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus.  The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series E medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement.  The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the under “Summary Information” in this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•                 U.S. dollars (“$” or “USD”)

Form of note:

•                 global form only:  yes, at DTC

•                 non-global form available:  no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•                 full defeasance:  no

•                 covenant defeasance:  no

Other terms:

•                 the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                 anti-dilution provisions will apply to your notes as described under “— Anti-dilution Adjustments” below

•                 a business day for your notes will not be the same as a business day for our other Series E medium-term notes, as described under “— Special Calculation Provisions” below

•                 a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to GS Finance Corp. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes.  We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index Stock and Index Stock Issuer

In this prospectus supplement, when we refer to the index stock, we mean the common stock of Archer-Daniels-Midland Company.  When we refer to the index stock issuer, we mean Archer-Daniels-Midland Company (or any successor thereto) except as described under “— Anti-dilution Adjustments — Reorganization Events” and “— Anti-dilution Adjustments — Distribution Property” below.  Where applicable, the term “index stock” shall include other distribution property as described under “— Anti-dilution Adjustments — Distribution Property” below.

Payment of Principal on Stated Maturity Date

Unless we exercise our right to redeem your notes as described under “— Our Redemption Right” below, on the stated maturity date, we will exchange each $1,000 face amount of your notes for an amount in cash equal to the cash settlement amount.

Cash Settlement Amount

The cash settlement amount for each $1,000 face amount of your notes will be an amount in cash equal to the greater of (i) the exchange value on the determination date and (ii) $1,000.

Stated Maturity Date

The stated maturity date is June 9, 2023, unless that date is not a business day, in which case the stated maturity date will be postponed to the next following business day.  If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the postponed determination date.

Determination Date

The determination date is June 6, 2023, provided that if the calculation agent determines that a market disruption event occurs or is continuing on such day or such day is not a trading day, the determination date will be postponed to the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing.  In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  If a market disruption event occurs or is continuing on such last possible determination date or such last possible day is not a trading day, that day will nevertheless be the determination date.

Exchange Value

The exchange value for each $1,000 face amount of your notes will be an amount equal to the product of the exchange rate times the closing price of the index stock on the relevant date, subject to adjustment as described under “— Anti-dilution Adjustments” below.  The exchange rate is subject to adjustment, both as to the amount and type of property comprising the exchange rate, as described under “— Anti-dilution Adjustments” below.  The calculation agent will determine the closing price of the index stock as of (1) the redemption notice date, for purposes of an exercise of our redemption right and (2) the determination date, for purposes of determining the cash settlement amount, in each case, subject to the occurrence of a market disruption event as described under “—Consequences of a Market Disruption Event or a Non-Trading Day” below.

Our Redemption Right

We may redeem your notes, in whole, but not in part, for an amount in cash for each $1,000 face amount equal to the greater of (i) the exchange value on the redemption notice date and (ii) $1,000, on any business day on or after June 10, 2019.

If we choose to exercise our early redemption right described in this prospectus supplement, we will notify the holder of your notes and the trustee by giving at least five scheduled business days but not more than fifteen scheduled business days prior notice. Delivery of cash will be made on the redemption date and in the manner described under “—Manner of Payment and Delivery” below. The day we give the notice, which will be a trading day, will be the redemption notice date and the day we select for redemption, which we will state in the redemption notice, will be the redemption date, each subject to postponement as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below. We will not give a redemption notice that results in a redemption date later than the stated maturity date.

Except as described above in this subsection, we will not be permitted to redeem your notes before the stated maturity date.

Consequences of a Market Disruption Event or a Non-Trading Day

Upon Maturity

If a market disruption event occurs or is continuing on a day that would otherwise be the determination date, or such day is not a trading day, then the determination date will be postponed as described under “— Payment of Principal on Stated Maturity Date — Determination Date” above. As a result, the stated maturity date for your notes may also be postponed, as described under “— Payment of Principal on Stated Maturity Date — Stated Maturity Date” above.

If the closing price of the index stock that must be used to determine the exchange value or the amount of cash we will deliver on the stated maturity date is not available on the last possible determination date because of a market disruption event, a non-trading day or for any other reason (except as described under “— Anti-dilution Adjustments” below), the calculation agent will nevertheless determine such closing price based on its assessment, made in its sole discretion, of the price of the index stock on that day.

Upon an Exercise of Our Redemption Right

If a market disruption event occurs or is continuing on a day that would otherwise be a redemption notice date, then such redemption notice date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing; provided, however, that any redemption notice date will not be postponed by more than three scheduled trading days. If a market disruption event occurs or is continuing on the day that is the last possible redemption notice date, or such last possible day is not a trading day, that day will nevertheless be the redemption notice date.  If the redemption notice date is postponed as described above, the related redemption date will be postponed to the third business day after the postponed redemption notice date.

If the closing price of the index stock that must be used to determine the exchange value or the amount of cash we will deliver on the redemption date is not available on the last possible redemption notice date because of a market disruption event, a non-trading day or for any other reason (except as described under “— Anti-dilution Adjustments” below), the calculation agent will nevertheless determine such closing price based on its assessment, made in its sole discretion, of the price of the index stock on that day.

Anti-dilution Adjustments

The calculation agent will adjust the exchange rate as described below, but only if an event described under one of the six subsections beginning with “— Stock Splits” below occurs and only if the relevant event occurs during the period described under the applicable subsection.

The adjustments described below do not cover all events that could affect the index stock, such as an issuer tender or exchange offer for the index stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the index stock. We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-dilution Protection” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the exchange rate.  No adjustment will be made to the initial index stock price or any other price relevant to your notes.  If an event requiring anti-dilution adjustment occurs with regard to the index stock, the calculation agent will make the adjustment by taking the following steps:

•                  Step One. The calculation agent will adjust the exchange rate. This term refers to the amount of the index stock or other distribution property used to calculate the exchange value for each $1,000 face amount of your notes.  If no adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required, the exchange rate will be equal to 20.9086.

If an adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required because one of the dilution events described in the first five subsections below — these involve stock splits, reverse stock splits, stock dividends, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the exchange rate might be, for example, doubled or halved, depending on the event. In the aforementioned example, the amount of the index stock or other distribution property used to calculate the exchange value for each note on the relevant redemption notice date or the determination date would be doubled or halved, as applicable.

If an adjustment described under this subsection entitled “— Anti-dilution Adjustments” is required because one of the reorganization events described under “— Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the index stock — occurs, then assuming there has been no prior anti-dilution adjustment, the exchange rate will be adjusted to be: the product of (1) the amount of each type of property distributed in the reorganization event in respect of one share of the index stock plus one share of the index stock if the index stock remains outstanding, which we refer to as the distribution property, multiplied by (2) the exchange rate immediately prior to the adjustment.

The manner in which the calculation agent adjusts the exchange rate in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the six subsections that follow.

•                  Step Two. Having adjusted the exchange rate in step one, the calculation agent will determine the exchange value for each $1,000 face amount of your notes by multiplying the closing price of the index stock by the adjusted exchange rate.

•                  Step Three.  Having determined the exchange value in step two, if our redemption right has not been exercised, the calculation agent will use the exchange value on the determination date to calculate the cash settlement amount.

If more than one event requiring adjustment as described in this subsection entitled “— Anti-dilution Adjustments” occurs, the calculation agent will first adjust the exchange rate as described above in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the exchange rate for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the exchange rate as already adjusted for the first event, and so on for each event. Having adjusted the exchange rate for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the exchange value using the exchange rate as sequentially and cumulatively adjusted for all the relevant events.  With respect to any of your notes to be exchanged on a redemption date or the stated maturity date, the calculation agent will make all required determinations and adjustments no later than the redemption notice date or the determination date, as applicable.

The calculation agent will adjust the exchange rate for each reorganization event described under “— Reorganization Events” below. For any other dilution event described below, however, the calculation agent will not be required to adjust the exchange rate unless the adjustment would result in a change of at least 0.1% in the exchange rate or the market price that would apply without the adjustment. The exchange rate resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor, relative to your notes, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the exchange rate for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following six subsections describe the dilution events for which the exchange rate is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the exchange rate — the first step in the adjustment process described above — for the relevant event.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth less as a result of a stock split.

If the index stock is subject to a stock split, then the calculation agent will adjust the exchange rate to equal the sum of the prior exchange rate — i.e., the exchange rate before that adjustment — plus the product of (1) the number of additional shares issued in the stock split with respect to one share of the index stock times (2) the prior exchange rate.  The exchange rate will not be adjusted, however, unless the first day on which the index stock trades without the right to receive the stock split occurs after the date of this prospectus supplement and on or before the redemption notice date or the determination date, as applicable, except as described above.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If the index stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the exchange rate to equal the product of the prior exchange rate times the quotient of (1) the number of shares of the index stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the index stock outstanding immediately before the reverse stock split becomes effective.  The exchange rate will not be adjusted, however, unless the reverse stock split becomes effective after the date of this prospectus supplement and on or before the redemption notice date or the determination date, as applicable, except as described above.

Stock Dividends

In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding shares of its stock in proportion to the shares they own.  Each outstanding share will be worth less as a result of a stock dividend.

If the index stock is subject to a stock dividend, then once the stock dividend becomes effective the calculation agent will adjust the exchange rate to equal the sum of the prior exchange rate plus the product of (1) the number of additional shares issued in the stock dividend with respect to one share of the index stock times (2) the prior exchange rate.  The exchange rate will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the redemption notice date or the determination date, as applicable, except as described above.

The ex-dividend date for any dividend or other distribution is the first day on which the index stock trades without the right to receive that dividend or other distribution.

Other Dividends and Distributions

The exchange rate will not be adjusted to reflect dividends or other distributions paid with respect to the index stock, other than:

•                  stock dividends described above,

•                  issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,

•                  distributions that are spin-off events described under “— Reorganization Events” below, and

•                  extraordinary dividends described below.

A dividend or other distribution with respect to the index stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the index stock by an amount equal to at least 10% of the closing price of the index stock on the first trading day before the ex-dividend date.

If an extraordinary dividend occurs with respect to the index stock, the calculation agent will adjust the exchange rate to equal the product of (1) the prior exchange rate times (2) a fraction, the numerator of which is the closing price of one share of the index stock on the trading day immediately preceding the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.  The exchange rate will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the redemption notice date or the determination date, as applicable, except as described above.

The extraordinary dividend amount with respect to an extraordinary dividend for the index stock equals:

•                  for an extraordinary dividend that is paid in lieu of a regular cash dividend, the amount of the extraordinary dividend per share of the index stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the index stock, or

•                  for an extraordinary dividend that is not paid in lieu of a regular cash dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent.  A distribution on the index stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the exchange rate only as described under “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Adjustments for Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the index stock issuer issues transferable rights or warrants to all holders of the index stock to subscribe for or purchase the index stock at an exercise price per share that is less than the closing price of the index stock on the trading day immediately preceding the ex-dividend date for the issuance, then the exchange rate will be adjusted by multiplying the prior exchange rate by the following fraction:

•                  the numerator will be the number of shares of the index stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the index stock offered for subscription or purchase under those transferable rights or warrants, and

•                  the denominator will be the number of shares of the index stock outstanding at the close of business on the day immediately preceding that ex-dividend date plus the number of additional shares of the index stock that the aggregate offering price of the total number of shares of the index stock so offered for subscription or purchase would purchase at the closing price of the index stock on the trading day immediately preceding that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day immediately preceding that ex-dividend date.

The exchange rate will not be adjusted, however, unless the ex-dividend date described above occurs after the date of this prospectus supplement and on or before the redemption notice date or the determination date, as applicable, except as described above.

Reorganization Events

Each of the following is a reorganization event:

•                  the index stock is reclassified or changed,

•                  the index stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all of the outstanding shares of the index stock are reclassified or changed,

•                  the index stock has been subject to a takeover offer, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the index stock, such that all of the outstanding shares of the index stock (other than shares of the index stock owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person,

•                  the index stock issuer or any subsidiary of the index stock issuer has been subject to a merger, consolidation, amalgamation or binding share exchange in which the index stock issuer is the surviving entity and all the outstanding index stock (other than shares of the index stock owned or controlled by such other entity or person) immediately prior to such event collectively represent less than 50% of the outstanding shares of the index stock immediately following such event,

•                  the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•                  the index stock issuer effects a spin-off — that is, issues to all holders of the index stock equity securities of another issuer, other than as part of an event described in the five bullet points above,

•                  the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•                  any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the index stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the index stock or by the primary securities exchange on which the index stock or listed options on the index stock are traded, and will ultimately be determined by the calculation agent in its sole discretion.

Adjustments for Reorganization Events

If a reorganization event occurs, then the calculation agent will adjust the exchange rate by adjusting the reference amount.  The reference amount refers to the amount and type of property used to calculate the exchange value for each $1,000 face amount of your notes.  Initially, the reference amount will be the amount of index stock specified under “exchange rate” above.  However, if the exchange rate is adjusted because of a dilution event, then the reference amount will be adjusted in a corresponding manner.  For example, if an exchange rate adjustment is required because of a stock split, reverse stock split, stock dividend, extraordinary dividend or issuance of rights and warrants, then the reference amount might be adjusted to be, for example, double or half the amount of index stock specified above, depending on the event requiring adjustment.

Similarly, if adjustment is required because of a reorganization event in which cash and securities are distributed, for example, the reference amount will be adjusted to be the amount of cash and the amount of securities distributed in the event in respect of the amount of index stock specified above, if there has been no prior adjustment of the exchange rate.  If there has been a prior adjustment, the reference amount will be adjusted to be the amount of cash and the amount of securities distributed in the event in respect of, for example, double or half the specified amount of index stock or whatever else the reference amount might be when the distribution occurs.

If a reorganization event occurs with respect to the index stock, then the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property distributed in the reorganization event in respect of the reference amount as in effect before that reorganization event, taken together. We define the term “distribution property” below.

The calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price (calculated according to the same methodology as specified in the definition of “closing price” below, without any anti-dilution adjustments) of one share of such security on the determination date.  The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the index stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

For example, if the index stock issuer merges into another company and each share of the index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares of the surviving company and the specified amount of cash for each share of the index stock comprising the reference amount before the adjustment. The calculation agent will adjust the common share component of the adjusted exchange rate to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “— Anti-dilution Adjustments” as if the common shares of the surviving company were the index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount.  Consequently, the exchange value will be the total value, as determined by the calculation agent on the redemption notice date or determination date, as applicable, of all components of the reference amount, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the redemption notice date or the determination date, as applicable.

In this prospectus supplement, whenever we say that the calculation agent will adjust the exchange rate in respect of a dilution event, we mean that the calculation agent will adjust the reference amount in a manner described in this subsection if the dilution event is a reorganization event.  The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the date of this prospectus supplement and on or before the redemption notice date or the determination date, as applicable, except as described above.

Distribution Property.  When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the index stock or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event.  In the case of a spin-off, or any other reorganization event after which the index stock remains outstanding, the distribution property also includes the index stock — or other applicable reference amount — in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the index stock as described above.  Consequently, in this prospectus supplement, when we refer to the index stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount.  Similarly, when we refer to the index stock issuer, we mean any successor entity in a reorganization event.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series E medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each of your notes as the outstanding principal amount of that note. Although the terms of your notes differ from those of the other Series E medium-term notes, holders of specified percentages in principal amount of all Series E medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series E medium-term notes, including your notes, except with respect to certain Series E medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series E medium-term notes, accelerating the maturity of the Series E medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants.

Manner of Payment and Delivery

Any payment or delivery on your notes at maturity or on any redemption date will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office.  We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series E medium-term notes.  We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the closing price of the index stock, the cash settlement amount, the exchange value, the exchange rate, anti-dilution adjustments, market disruption events, business days, trading days, the determination date, the stated maturity date, any redemption notice date or redemption date, if applicable, the default amount, the amount payable on the stated maturity date and the amount payable on your notes on the redemption date.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement.  We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Days” on page 16 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the principal securities market for the index stock is open for trading.

Closing Price

The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per share or other unit basis:

•                  on the principal U.S. national securities exchange on which that security is listed for trading on that day, or

•                  if that security is not listed on any U.S. national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that security, or

•                  if that security is not quoted on any U.S. national securities exchange or U.S. national market system, on the principal securities exchange on which that security is listed for trading on that day, or

•                  if that security is not quoted on any U.S. national securities exchange, U.S. national market system or principal securities exchange, any other securities exchange or market system on which that security is traded.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “—Default Quotation Period” below) will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes.  That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period.  The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions.  For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to the index stock:

•                  a suspension, absence or material limitation of trading in the index stock on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  a suspension, absence or material limitation of trading in option or futures contracts, if available, relating to the index stock, in the primary markets for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  the index stock is not trading on what was the primary market for the index stock, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of GS Finance Corp. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by GS Finance Corp. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events:

•                  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•                  a decision to permanently discontinue trading in the option or futures contracts relating to the index stock.

For this purpose, an “absence of trading” in the primary securities market on which the index stock, or on which option or futures contracts relating to the index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in the index stock or in option or futures contracts relating to the index stock, if available, in the primary market for that stock or those contracts, by reason of:

•                  a price change exceeding limits set by that market,

•                  an imbalance of orders relating to the index stock or those contracts, or

•                  a disparity in bid and ask quotes relating to the index stock or those contracts,

will constitute a suspension or material limitation of trading in the index stock or those contracts in that market.

As is the case throughout this prospectus supplement, references to the index stock in this description of market disruption events include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

USE OF PROCEEDS

We will lend the net proceeds from the sale of the offered notes to The Goldman Sachs Group, Inc. or its affiliates. The Goldman Sachs Group, Inc. will use the proceeds from such loans for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of the index stock and listed or over-the-counter options on or before the trade date. In addition, from time to time, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to index stock. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index stock,

•                  may take or dispose of positions in the securities of the index stock issuer itself,

•                  may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market, and/ or

•                  may take short positions in the index stock or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may also acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index stock. We expect these steps to involve sales of instruments linked to the index stock on or shortly before the determination date. These steps may also involve sales and/or purchases of the index stock, or listed or over-the-counter options, futures or other instruments linked to the index stock or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE INDEX STOCK

The index stock issuer is Archer-Daniels-Midland Company.  According to publicly available information, Archer-Daniels-Midland Company processes oilseeds, corn, wheat and other agricultural commodities and manufactures protein meal, vegetable oil, corn sweeteners, flour, biodiesel, ethanol and other food and feed ingredients.

Where Information About the Index Stock Can Be Obtained

The index stock is registered under the Securities Exchange Act of 1934.  Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically.  Information filed with the SEC can be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  In addition, information filed by the index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC.  The address of the SEC’s web site is http://www.sec.gov.  Information filed with the SEC by the index stock issuer under the Exchange Act can be located by referencing its SEC file number 001-00044.

Information about the index stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuer with the SEC.

We Obtained the Information About the
Index Stock from the Index Stock Issuer’s Public Filings

This prospectus supplement relates only to your notes and will not relate to the index stock or other securities of the index stock issuer.  We have derived all information about the index stock in this prospectus supplement from the publicly available information referred to in the preceding subsection.  We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the index stock issuer in connection with the offering of your notes.  We do not make any representation that any publicly available information about the index stock issuer is accurate or complete.  Furthermore, we do not know whether all events occurring before the date of this prospectus supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the index stock and, therefore, the exchange value — have been publicly disclosed.  Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuer could affect the value you will receive on the redemption date or the stated maturity date, as applicable, and therefore, the market value of your notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.

We or any of our affiliates may currently or from time to time engage in business with the index stock issuer, including making loans to or equity investments in the index stock issuer or providing advisory services to the index stock issuer, including merger and acquisition advisory services.  In the course of that business, we or any of our affiliates may acquire non-public information about the index stock issuer and, in addition, one or more of our affiliates may publish research reports about the index stock issuer.   As an investor in your notes, you should undertake such independent investigation of the index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in your notes.

Historical Closing Prices of the Index Stock

The closing prices of the index stock have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing prices of the index stock during any period shown below is not an indication that the index stock is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical prices of the index stock as an indication of the future performance of the index stock.  We cannot give you any assurance that the future performance of the price of the index stock will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.  The actual performance of the index stock over the life of the offered notes, as well as the amount payable on the redemption date or stated maturity date, as applicable, may bear little relation to the historical prices shown below.

The graph below shows the daily historical closing prices of the index stock from June 2, 2006 through June 2, 2016. We obtained the closing prices in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of Archer-Daniels-Midland Company

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a regulated investment company;

•                  a life insurance company;

•                  a tax-exempt organization;

•                  a partnership;

•                  a person that owns the notes as a hedge or that is hedged against interest rate risks;

•                  a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes.  Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash or other property attributable to such income.

It is not entirely clear how, under the rules governing contingent payment debt instruments, the maturity date for debt instruments (such as your notes) that provide for a redemption right should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your notes (and we intend to make the computation in such a manner) based on the assumption that your notes will remain outstanding until the stated maturity date.

We have determined that the comparable yield for the notes is equal to 3.00% per annum, compounded semi-annually, with a projected payment at maturity of $1,231.74 based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustment you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period

June 9, 2016 through December 31, 2016	$16.86	$16.86
January 1, 2017 through December 31, 2017	$30.73	$47.59
January 1, 2018 through December 31, 2018	$31.67	$79.26
January 1, 2019 through December 31, 2019	$32.61	$111.87
January 1, 2020 through December 31, 2020	$33.61	$145.48
January 1, 2021 through December 31, 2021	$34.62	$180.10
January 1, 2022 through December 31, 2022	$35.66	$215.76
January 1, 2023 through June 9, 2023	$15.98	$231.74

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

You will recognize income or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any income you recognize upon the sale, redemption or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss.  If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any dividends are paid on the index stock during the term of the notes. We could also require you to make certifications prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally apply to any payment made on or after January 1, 2017 with respect to any 871(m) financial instrument issued on or after January 1, 2017.  Based upon this effective date, these regulations will not apply to the notes. You should consult your tax advisor concerning these regulations or subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to published guidance, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange, redemption or other disposition of the notes made before January 1, 2019.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction.  The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests.  Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption.  In general, available exemptions are:  transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code).  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

GS Finance Corp. has agreed to sell to GS&Co., and GS&Co. has agreed to purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement.

In the future, GS&Co. or other affiliates of GS Finance Corp. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000.  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on June 9, 2016, which is the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will initially settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the offered notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such offered notes may be made to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of offered notes shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression Prospectus Directive means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

GS&Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to GS Finance Corp.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) or the FIEA. The offered notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

This prospectus supplement, along with the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferred except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the offered notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Conflicts of Interest

GS& Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this prospectus supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 26, 2015, which has been filed as an exhibit to a Current Report on Form 8-K, dated February 26, 2015, filed by The Goldman Sachs Group, Inc. on February 26, 2015.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

		$50,000,000 GS Finance Corp. Callable Equity-Linked Notes due 2023 guaranteed by The Goldman Sachs Group, Inc. ___________________ ___________________ Goldman, Sachs & Co.

Prospectus Supplement
	Page

Summary Information	S-3
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-9
Specific Terms of Your Notes	S-17
Use of Proceeds	S-29
Hedging	S-29
The Index Stock	S-30
Supplemental Discussion of Federal Income Tax Consequences	S-32
Employee Retirement Income Security Act	S-35
Supplemental Plan of Distribution	S-36
Validity of the Notes and Guarantee	S-39

Prospectus Supplement dated December 22, 2015

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-16
United States Taxation	S-17
Employee Retirement Income Security Act	S-18
Supplemental Plan of Distribution	S-19
Validity of the Notes and Guarantees	S-19

Prospectus dated December 22, 2015

Available Information	2
Prospectus Summary	3
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	6
Use of Proceeds	7
Description of Debt Securities We May Offer	8
Description of Warrants We May Offer	35
Description of Units We May Offer	47
GS Finance Corp.	51
Legal Ownership and Book-Entry Issuance	53
Considerations Relating to Floating Rate Debt Securities	57
Considerations Relating to Indexed Securities	58
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	61
United States Taxation	64
Plan of Distribution	76
Conflicts of Interest	78
Employee Retirement Income Security Act	78
Validity of the Securities and Guarantees	79
Experts	79
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	79
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	79